                                                                    Exhibit 10.4

                             TV Azteca, S.A. de C.V.
                            Perifexico Sur, No. 4121
                            Col. Fuentes del Pedregal
                               14141 Mexico, D.F.

                                                               February 11, 1999

El Sitio International Corporation
Avenida Belgrano, 845
Fourth Floor
1092 Buenos Aires
Argentina

                                LETTER AGREEMENT

Ladies and Gentlemen:

            Subject to the terms and conditions set forth below, El Sitio International Corporation ("El Sitio") hereby agrees to sell, and TV Azteca, S.A. de C.V. ("TVA") hereby agrees to purchase in exchange for certain services, certain shares of preferred stock of El Sitio.

            1. Shares to be Purchased. (a) TVA will purchase from El Sitio newly issued shares ("Shares") or preferred stock of El Sitio that are fungible with the Shares to be offered in the private placement currently contemplated by El Sitio (the "Private Placement"), in exchange for Consideration (as defined in paragraph 2), on a quarterly basis over a period of three years. Beginning on the last day of the three-month period after Closing (as defined in paragraph
6), and every successive three-month period thereafter, El Sitio agrees to issue and transfer Shares to TVA in an amount equal to (x) the Consideration TVA is deemed to provide during the relevant three-month period (as set forth in Schedule A), divided by (y) the Share Price. For purposes of this letter agreement, "Share Price" means the price per Share at which the Shares are sold by El Sitio in the Private Placement.

            (b) El Sitio represents and warrants that, when issued to TVA in accordance with this letter agreement, the Shares purchased by TVA hereunder, including, without limitation, any

                                                                              2.


additional Shares purchased pursuant to paragraph 3, will be duly authorized, validly issued, fully paid and nonassessable.

      (c) In the event of any failure by El Sitio to issue and transfer Shares in accordance with paragraph 1(a) or if the representation and warranty described in paragraph 1(b) shall prove to be incorrect in any material respect, without prejudice to any other remedy provided by law, TVA will be entitled to cease performance of the services described in paragraphs 2, 3 and 5.

            2. Consideration. (a) In consideration for the purchase of Shares, TVA agrees to provide El Sitio with television advertising time on TVA's television channels equivalent in value to the following amounts (which amounts shall be based on rates actually charged to similarily-situated clients of TVA at the time): (i) US$1,500,000 in the first year; (ii) US$1,000,000 in the second year; and (iii) US$1,000,000 in the third year. For purposes of calculating the amount of Shares to be issued under paragraph 1, in any given year, TVA shall be deemed to provide one-fourth of the advertising due in such year during each quarter of such year. The net present value of such advertising time, calculated using an annual discount rate of 30%, shall constitute the "Consideration" for purposes of this letter agreement. Schedule A sets forth for each quarter of each year during which TVA is obligated to deliver advertising time, the actual value and the net present value of the advertising time TVA will be deemed to have delivered.

            (b) El Sitio shall use TVA's standard service order form to request the times and/or channels which it elects for advertising and TVA will treat such a request in the same manner in which treats similar requests from cash-paying clients. The value of television advertising time made available to El Sitio will qualify as Consideration regardless of whether El Sitio actually uses such time; provided that if El Sitio does not use all the advertising time to which it is entitled in any given year, TVA agrees to provide El Sitio with advertising time of an equivalent value (measured at the then applicable rates) which El Sitio may use at a future date, so long as such future date shall be no later than 42 months after Closing.

                                                                              3.


            3. Purchase of Additional Shares. TVA agrees to use reasonable efforts to enter into barter arrangements with third parties (i) to reduce El Sitio's cash infrastructure and promotional costs related to office space and other overhead expenses, and (ii) to reduce El Sitio's cash costs related to the promotional event described in paragraph 5(b), in the event that such event is held at a location at which TVA has barter arrangement in place. Any cash savings for El Sitio obtained by TVA through such arrangements (as mutually agreed in good faith by the parties hereto) shall be treated as additional consideration for the purchase of Shares. Promptly (and in any event within 15 days) after realizing any such cash savings, El Sitio agrees to issue Shares in an amount equal to (x) such additional consideration, divided by (y) the Share Price.

            4. Subscription Agreement. Following execution of this letter arrangement the parties shall commence preparation of a definitive subscription agreement (the "Subscription Agreement"), which shall conform to the terms and provisions of this letter agreement and, to the extent not inconsistent therewith, shall contain substantially the same covenants, conditions to the parties' obligations, indemnities, representations and warranties and other applicable provisions of any subscription agreement or understanding entered into by El Sitio and any equity investor in connection with the Private Placement. The Subscription Agreement shall be executed by the parties no later than the Closing.

            5. Other Agreements. In connection with the sale an purchase of Shares, El Sitio and TVA agree to the following undertakings (the definitive terms of which shall be incorporated into the Subscription Agreement or an ancillary agreement).

            (a) Barter Arrangement. For a three-year period after the Closing, El Sitio will provide TVA with advertising space on El Sitio's internet site with a value equivalent to US$500,000 per year and TVA will provide El Sitio with advertising time on any of TVA's television channels with a value equivalent to US$500,000 per year. The amount of such advertising space or time, as the case may be, shall be determined based on the rates charged to similarly-situated clients of the respective party at the time. Any advertising space received by TVA hereunder may be used by TVA or any of TVA's current or future clients, provided that

                                                                              4.


TVA may not grant use of such space (i) to more than five of TVA's clients in any given year and (ii) to any TVA client to which it is granted such space in the preceding year. Any advertising time received by El Sitio pursuant to this paragraph 5(a) may be used by El Sitio alone or in conjunction with up to a maximum of two sponsors of El Sitio per airing. El Sitio may not sell or transfer such advertising time to third parties.

            (b) Promotional Event. In consideration for the other agreements provided herein, TVA agrees to assist El Sitio in organizing and holding an event at a location in Mexico City to be selected by El Sitio, to which TVA will invite its advertising clients, for the purpose of promoting El Sitio and selling advertising space on El Sitio's internet site. TVA will not bear any cost or expense associated with such event, although TVA agrees to use its reasonable efforts to reduce costs as described in paragraph 3. All use of TVA's name in connection with such event is subject to the prior consent of TVA, which consent shall not be unreasonably withheld.

            (c) Commissions. El Sitio agrees to pay to TVA a commission upon the consummation by TVA of any sale of advertising space on El Sitio's internet site, including, without limitation, additional sales made to repeat clients during the three-year period after the Closing. El Sitio will be entitled to give its prior consent (not to be unreasonably withheld) as to the form of any sales proposal used by TVA and the identity of a potential client. The amount of such commission shall be a percentage of the contract value of each sale made, determined as follows: (i) 15% for sales with a contract value equal to less than US$40,000; (ii) 30% for sales with a contract value between US$400,001 and US$80,000; and (iii) 50% for sales with a contract greater than US$80,000. In the event that any amount of tax is required to be withheld in respect of any payments made by El Sitio hereunder, El Sitio shall be responsible for the deduction and payment to any tax authority of any such taxes and shall increase the amount of the payment to TVA by such additional amounts as are necessary so that the amount actually received by TVA after the withholding and payments of such taxes (including in respect of such additional amounts) is equal to the payment due hereunder; provided that no such additional amounts shall be payable in respect of any taxes imposed by Mexico on the net income of TVA or taxes imposed by reason of any connection between TVA and a taxing jurisdiction other than

                                                                              5.


entering into or enforcing its rights under this letter agreement or receiving payment hereunder. Commissions shall be payable within 15 days following the receipt of payment for a sale by El Sitio.

            6. Conditions to Closing. The closing of transactions contemplated hereunder (the "Closing") shall occur concurrently with the consummation of the Private Placement if the following conditions are met:

            (i) consummation of the Private Placement with an aggregate investment of not less than US$15,000,000;

            (ii) execution of the Subscription Agreement and, if applicable, any ancillary agreements, in each case, in a form satisfactory to TVA in its sole discretion;

            (iii) TVA's satisfaction, in its sole discretion, with the results of its legal, accounting, tax and business due diligence review of El Sitio, its subsidiaries, and any of its affiliates, including, without limitation, the operations, business, assets, liabilities and prospects of such entities or persons;

            (iv) the absence of any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, businesses, properties or prospects of El Sitio, any of its subsidiaries or any of its affiliates after the date of this letter agreement; and

            (v) the receipt of all necessary regulatory, governmental, shareholders, board of directors and third party approvals, waivers and comments (El Sitio hereby representing that it has or will obtain the same prior to the Closing).

      7. Conduct of Business: Access. Following the execution of this letter agreement and until the consummation of the transactions contemplated hereunder, El Sitio will give TVA

                                                                              6.


(and its representatives, accountants and counsel) access to El Sitio's personnel, accountants, properties, records and financial statements and all other documents and other information concerning its business and operations as TVA may reasonably request.

            8. Confidentiality. TVA agrees to treat confidentially all of the documents and information received from El Sitio pursuant to the terms of this letter agreement and will not disclose any of such information to any third party except as required by law. TVA hereby authorizes El Sitio to disclose the execution of this letter agreement and the terms hereof in any offering materials distributed in connection with the Private Placement, provided that the final text of such disclosure will be subject to the prior review and comment of TVA. Except as required by law or other competent authority, each of El Sitio and TVA agrees that it will not make any other public disclosure of the execution of this letter agreement or of the terms hereof without the prior consent of the other party, which consent shall not be unreasonably withheld.

            9. Termination. This letter agreement shall terminate on the earlier of (i) the Closing and (ii) July 1, 1999 unless this letter agreement is extended in writing by mutual agreement of the parties hereto; provided that the terms of paragraphs 8, 12 and 13 shall survive such termination.

            10. Further Assurances. El Sitio and TVA hereby agree to do such further things and to execute such further documents as may be necessary or desirable to effectuate this letter agreement and the transactions contemplated herein.

            11. Brokers. Each party hereto represents and warrants to the other party that it has not employed any broker or finder in connection with this letter agreement and the transactions contemplated hereunder; provided that the parties acknowledge that Bear Stearns & Co. Inc. has been employed by El Sitio in connection with the Private Placement. El Sitio will be solely responsible for any fees and expenses owed to Bear Stearns & Co. Inc.

                                                                              7.


            12. Indemnification. El Sitio hereby agrees to indemnify and hold harmless TVA and its affiliates and their respective directors, officers, agents, employees and controlling parties (hereinafter collectively referred to as an "Indemnified Party"), from and against any and all losses, liabilities, expenses, damages, claims or proceedings (including legal fees and expenses) which any of them may pay, incur or be subject to, arising out of or relating to the Private Placement (whether or not consummated). El Sitio will be not liable under the foregoing indemnification provision for any expense of TVA referred to in paragraph 13 or to the extent that any loss, liability, expense, claim or proceeding is finally judicially determined to have resulted primarily from TVA's bad faith or gross negligence.

            13. Fees and Expenses. TVA and El Sitio shall each bear their own fees and expenses, including, without limitation, fees and disbursements of attorneys or other advisors, incurred in connection with the execution of this letter agreement or the transactions contemplated hereby (except insofar as TVA's fees and expenses arise out of any claim or proceeding referred to in paragraph 12, which shall be borne as required in paragraph 12).

            14. Arbitration. Any controversy, conflict or dispute of any nature arising out of or relating to this letter agreement (and, when executed, the Subscription Agreement) shall be settled exclusively and finally by arbitration carried out in New York, New York, United States of America and judgment on the award may be entered by any court having jurisdiction. The arbitration shall be conducted and finally settled by three arbitrators in accordance with the Rules of Conciliation and Arbitration (the "ICC Rules") of the International Chamber of Commerce ("the ICC") in effect on the date hereof. One arbitrator shall be appointed by each of El Sitio and TVA and the third arbitrator, who shall be the chairperson, shall be selected by the two party-appointed arbitrators or, failing appointment of any party's arbitrator or agreement by the two party-appointed arbitrators within 15 days after the notice of intent to arbitrate is filed with the ICC (or such other period as may be agreed by the two sides to such arbitration), by the ICC in accordance with the ICC Rules. The parties hereto agree that each arbitrator appointed in connection herewith shall be fluent in English and shall be licensed to practice law in the State of New York. Each of the parties hereto agrees, in connection with the enforcement of any arbitral

                                                                              8.


award rendered pursuant to this letter agreement, to submit to the exclusive jurisdiction of the state and federal courts in the State of New York.

            15. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws; provided that the arbitration provisions set forth herein and any arbitration conducted thereunder shall be governed exclusively by the Federal Arbitration Act, Title 9, United State Code to the exclusion of any state or municipal law of arbitration and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

            Please confirm that the foregoing correctly sets forth the understandings between El Sitio and TVA by signing this letter agreement and returning the duplicate of this letter agreement enclosed herewith, whereupon this letter agreement shall constitute a binding agreement between us.

                                         Sincerely,

                                         TV AZTECA, S.A. DE C.V.


                                         By /s/ Adrian Steckel
                                            ------------------------------------
                                            Name: Adrian Steckel
                                            Title: Chief Financial Officer

                                                                              9.


Accepted and agreed to as of the date first above written:

EL SITIO INTERNATIONAL CORPORATION


 By: /s/ Roberto Cibrian-Campoy
    ------------------------------------
     Name:
     Title:

                                                                             10.


                                   Schedule A

                     Net Present Value of Advertising Time
               Deemed to be Delivered by TV Azteca, S.A. de C.V.

Year/Quarter              Actual Value         Net Present Value
                      of Advertising Time        of Advertising
                                                      Time

1/Q1                     US$375,000                US$359,012
1/Q2                     US$375,000                US$336,220
1/Q3                     US$375,000                US$314,875
1/Q4                     US$375,000                US$294,885
2/Q1                     US$250,000                US$184,109
2/Q2                     US$250,000                US$172,421
2/Q3                     US$250,000                US$161,474
2/Q4                     US$250,000                US$151,223
3/Q1                     US$250,000                US$141,622
3/Q2                     US$250,000                US$132,631
3/Q3                     US$250,000                US$124,211
3/Q4                     US$250,000                US$116,325

Total                  US$3,500,000                US$2,489,010


                                                   /s/ [ILLEGIBLE]

                             /s/ Adrian Steckel